Exhibit 5.1

The Chrysler Building
405 Lexington Avenue, 26th Floor
New York, New York 10174
Telephone: (212) 907-6457
Facsimile: (212) 208-4657

February 5, 2019
The Board of Directors
Youngevity International, Inc.
2400 Boswell Road
Chula Vista, California 91419

Re:	Registration Statement on Form S-8

Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) filed on the date hereof by Youngevity International, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) with respect to the registration of up to an aggregate of 5,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), to be issued in connection with the Company’s Amended and Restated 2012 Stock Option Plan (the “Plan”).

For the purposes of this opinion letter, we have examined the Registration Statement and the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments, including the Certificate of Incorporation and Bylaws of the Company and the Plan, and have made such other investigations as we have deemed relevant and necessary in connection with the opinions set forth below. As to questions of fact material to this opinion letter, we have relied, with your approval, upon oral and written representations and certificates of officers and other representatives of the Company and certificates or comparable documents of public officials.

In making such examination and rendering the opinions set forth below, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, that all documents submitted to us as certified copies are true and correct copies of such originals, the authenticity of the originals of such documents submitted to us as certified copies, and the legal capacity of all individuals executing any of the foregoing documents.

We have also assumed that any Shares to be offered and sold from time to time will be duly authorized and issued in accordance with the Company’s Certificate of Incorporation and Bylaws, the authorizing resolutions of the Board of Directors of the Company or a committee thereof and applicable law, and that any certificates evidencing such Shares will be duly executed and delivered, against receipt of the consideration approved by the Company, which will be no less than the par value thereof.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, when the Shares sold have been issued, delivered and paid for in the manner contemplated by and upon the terms and conditions set forth in the Plan, the Shares will be validly issued, fully paid and nonassessable.

We are members of the bar of the State of New York, and do not express any opinion herein concerning any law other than the Delaware General Corporation Law and applicable reported judicial decisions. This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligations to advise you of any change in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Gracin & Marlow, LLP